Exhibit 99.1

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800 523.1988

215 564.6600

News Release

Contact:

For investors – Mona Zeehandelaar – phone: 215 564.6600, ext. 3674 email: mona.zeehandelaar@radianmi.com

For the media – Emily Riley – phone: 215 564.6600, ext. 3328 email: emily.riley@radianmi.com

Radian Reports 2002 Earnings of $427.2 Million, Up 19%

PHILADELPHIA, Pa., January 22, 2003 — Radian Group Inc. (NYSE: RDN) today reported net income of $107.8 million for the fourth quarter of 2002, up 12% compared to $96.1 million in the fourth quarter of 2001. Net income per share was $1.14, which includes $0.02 per share of net gains, up 14% compared to $1.00 in the fourth quarter of 2001. For the year, net income and net income per share were $427.2 million and $4.41 respectively, compared to $360.4 million and $3.88 in 2001.

Premiums written in the fourth quarter were $258.1 million, up 7% compared to $240.3 million in the fourth quarter of 2001. Mortgage insurance accounted for 70% of this total, while financial guaranty business represented 30%. Premiums earned in the fourth quarter were $217.4 million, an increase of 8% compared to $200.4 million in 2001. Net investment income for the quarter was $46.1 million, up from $40.1 million a year ago. For the year, premiums written increased 22% to $954.9 million, premiums earned increased 18% to $847.1 million and net investment income grew 21% from the prior year, to $178.8 million.

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800 523.1988

215 564.6600

News Release

“Radian delivered strong and consistent results in 2002, which is a testament to our diversified business platform and risk-management expertise,” said Chairman and Chief Executive Officer Frank P. Filipps. “Our mortgage insurance operations were challenged by an uncertain economic climate in 2002. But Radian’s balanced business model allowed us to take advantage of an outstanding environment for our financial guaranty business – which grew 66% in net income over the year – while maintaining our stringent ROE criteria and disciplined approach to writing new business.”

Financial Guaranty

Financial guaranty net premiums written for the quarter were $78.3 million, led by significant new writings in the direct municipal, reinsurance and structured product areas. Net premiums earned were $56.0 million, compared to $36.1 million last year. Insured net debt service outstanding at December 31, 2002 was $104.8 billion, compared to $97.9 billion a year ago.

Mortgage Insurance

New primary mortgage insurance in the quarter was $15.3 billion, including $5.0 billion of structured mortgage insurance, compared to $13.1 billion in the fourth quarter of 2001. Primary mortgage insurance-in-force was $110.3 billion at December 31, 2002, compared to $107.9 billion a year ago. The delinquency rate on primary loans was 4.06%, compared to 3.48% a year ago.

Mortgage Services

Net income per share for the fourth quarter included $0.10 per share from Radian’s mortgage services businesses, primarily C-BASS and Sherman Financial, compared to $0.05 for the same period last year.

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800 523.1988

215 564.6600

News Release

Radian will hold a conference call to discuss the company’s fourth quarter results on Thursday, January 23, 2003, at 9:00 a.m. Eastern time. This call will be broadcast live over the Internet at http://www.radiangroupinc.com/RadianGroup/grp_invest_conf.asp. A replay of the call will be available at this site approximately two hours after the live broadcast ends.

Radian Group Inc. is a leading credit enhancement provider to the global financial and capital markets, headquartered in Philadelphia. Radian’s subsidiaries provide products and services through three business lines: financial guaranty, mortgage insurance and mortgage services. Additional information may be found at http://www.radiangroupinc.com

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including but not limited to, the following risks: that interest rates may increase rather than remain stable or decrease; that housing demand may decrease for any number of reasons, including changes in interest rates, adverse economic conditions, or other reasons; that Radian’s market share may decrease as a result of changes in underwriting criteria by Radian or its competitors, or other reasons; and changes in the performance of the financial markets, in the demand for and market acceptance of Radian products, increased competition from government programs and the use of substitutes for mortgage insurance, and in general conditions. Investors are also directed to other risks discussed in documents filed by Radian with the Securities and Exchange Commission.

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Radian Group Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Quarter Ended December 31		Year Ended December 31
	2002	2001	2002	2001
	(Thousands of dollars, except share data)
Revenues:
Net premiums written	$258,057	$240,254	$954,919	$783,644

Premiums earned	217,393	200,386	847,125	715,880
Net investment income	46,100	40,056	178,841	147,487
Equity in net income of affiliates	23,361	9,116	81,749	41,309
Other income	13,927	13,762	44,375	42,525

Total revenues	300,781	263,320	1,152,090	947,201

Expenses:
Provision for losses	70,406	55,586	243,332	208,136
Policy acquisition costs	27,053	24,898	100,818	84,262
Other operating expenses	47,025	41,468	175,313	132,516
Interest expense	7,253	5,951	28,824	17,803

Total expenses	151,737	127,903	548,287	442,717

Gains and losses:
Gain/loss on sales of investments	1,694	1,094	10,462	6,824
Change in fair value of derivative instruments	1,107	(1,319)	(12,989)	(5,777)

Total gains and losses	2,801	(225)	(2,527)	1,047

Pretax income	151,845	135,192	601,276	505,531
Provision for income taxes	44,093	39,139	174,107	145,112

Net income	$107,752	$96,053	$427,169	$360,419

Dividends to preferred stockholder	0	825	2,475	3,300
Premium paid to redeem preferred stock	0	0	3,003	0

Net income available to common stockholders	$107,752	$95,228	$421,691	$357,119

Net income per share	$1.14	$1.00	$4.41	$3.88

Weighted average shares outstanding (in thousands)	94,521	95,157	95,706	91,958

Radian Group Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31 2002	December 31 2001

	(Thousands of dollars, except share data)
Assets:
Cash and investments	$4,222,296	$3,429,634
Investments in affiliates	259,120	177,465
Deferred policy acquisition costs	183,587	151,037
Prepaid federal income taxes	294,136	326,514
Other assets	434,266	353,976

Total assets	$5,393,405	$4,438,626

Liabilities and stockholders’ equity:
Unearned premiums	$618,050	$513,932
Reserve for losses	624,577	588,643
Short-term and long-term debt	544,145	324,076
Deferred federal income taxes	570,279	432,098
Other liabilities	282,919	233,549

Total liabilities	2,639,970	2,092,298

Preferred stock	0	40,000

Common stock	95	94
Additional paid-in capital	1,186,830	1,202,214
Retained earnings	1,508,138	1,093,580
Accumulated other comprehensive income	58,372	10,440

Total common stockholders’ equity	2,753,435	2,306,328

Total liabilities and stockholders’ equity	$5,393,405	$4,438,626

Book value per share	$29.42	$24.54

Radian Group Inc. and Subsidiaries

Segment Information

For the Quarter and Year Ended December 31, 2002

Financial Guaranty

	Quarter Ended December 31		Year Ended December 31
	2002	2001	2002	2001
	(Thousands of dollars)
Net premiums written	$78,348	$58,119	$286,336	$143,230

Premiums earned	$55,952	$36,142	$186,633	$106,455
Net investment income	18,783	14,981	71,541	50,250
Equity in net income of affiliates	406	(278)	(123)	(1,208)
Other income	432	743	1,514	2,991

Total revenues	75,573	51,588	259,565	158,488

Expenses:
Provision for losses	15,417	10,097	48,846	28,990
Policy acquisition costs	10,240	8,775	34,004	21,823
Other operating expenses	4,493	5,978	27,554	21,607
Interest expense	2,294	1,911	9,559	6,019

Total expenses	32,444	26,761	119,963	78,439

Gains and losses:
Gain/loss on sales of investments	336	2,587	2,369	2,079
Change in fair value of derivative instruments	(5,793)	(3,819)	(13,451)	(4,449)

Total gains and losses	(5,457)	(1,232)	(11,082)	(2,370)

Pretax income	37,672	23,595	128,520	77,679

Income tax provision	10,451	6,642	35,430	21,534

Net income	$27,221	$16,953	$93,090	$56,145

Assets	$1,884,508	$1,452,416
Deferred policy acquisition costs	107,914	75,002
Reserve for losses	139,872	123,199
Unearned premiums	505,475	407,781
Equity	912,803	704,908

Radian Group Inc. and Subsidiaries

Segment Information

For the Quarter and Year Ended December 31, 2002

Mortgage Insurance

	Quarter Ended December 31		Year Ended December 31
	2002	2001	2002	2001
	(Thousands of dollars)
Net premiums written	$179,709	$182,135	$668,583	$640,414

Premiums earned	$161,441	$164,244	$660,492	$609,425
Net investment income	27,256	25,073	107,138	97,110
Equity in net income of affiliates	—	—	—	—
Other income	6,411	5,967	20,390	20,412

Total revenues	195,108	195,284	788,020	726,947

Expenses:
Provision for losses	54,989	45,489	194,486	179,146
Policy acquisition costs	16,813	16,123	66,814	62,439
Other operating expenses	27,807	28,898	109,043	91,967
Interest expense	4,359	3,633	17,155	10,454

Total expenses	103,968	94,143	387,498	344,006

Gains and losses:
Gain/loss on sales of investments	509	(424)	4,643	5,779
Change in fair value of derivative instruments	6,900	2,500	462	(1,328)

Total gains and losses	7,409	2,076	5,105	4,451

Pretax income	98,549	103,217	405,627	387,392

Income tax provision	27,392	29,145	111,823	107,394

Net income	$71,157	$74,072	$293,804	$279,998

Assets	$3,262,741	$2,783,705
Deferred policy acquisition costs	75,673	76,035
Reserve for losses	484,705	465,444
Unearned premiums	112,575	106,151
Equity	1,639,205	1,445,680

Radian Group Inc. and Subsidiaries

Segment Information

For the Quarter and Year Ended December 31, 2002

Mortgage Services

	Quarter Ended December 31		Year Ended December 31
	2002	2001	2002	2001
	(Thousands of dollars)
Net premiums written
Premiums earned
Net investment income	$61	$2	$162	$127
Equity in net income of affiliates	22,955	9,394	81,872	42,517
Other income	7,084	7,052	22,471	19,122

Total revenues	30,100	16,448	104,505	61,766

Expenses:
Provision for losses
Policy acquisition costs
Other operating expenses	14,725	6,592	38,716	18,942
Interest expense	600	407	2,110	1,330

Total expenses	15,325	6,999	40,826	20,272

Gains and losses:
Gain/loss on sales of investments	849	(1,069)	3,450	(1,034)
Change in fair value of derivative instruments	—	—	—	—

Total gains and losses	849	(1,069)	3,450	(1,034)

Pretax income	15,624	8,380	67,129	40,460
Income tax provision	6,250	3,352	26,854	16,184

Net income	$9,374	$5,028	$40,275	$24,276

Assets	$246,156	$202,505
Deferred policy acquisition costs
Reserve for losses
Unearned premiums
Equity	201,427	155,740

Radian Group Inc.

Financial Guaranty Insurance Supplemental Information

For the Quarter and Year Ended and as of December 31, 2002

	Quarter Ended December 31		Year Ended December 31
	2002	2001	2002	2001
	(Thousands of dollars, except ratios)
Net premiums written:
Muni direct	19,402	19,747	62,849	35,652
Muni reinsurance	13,901	14,087	48,130	36,773
Structured direct	15,052	6,589	66,644	12,016
Structured reinsurance	16,140	11,675	60,297	36,427
Trade credit	13,853	6,020	48,417	22,362

	78,348	58,118	286,337	143,230
Net premiums earned:
Muni direct	3,937	4,464	14,717	13,097
Muni reinsurance	10,829	9,504	39,228	26,431
Structured direct	15,015	4,941	42,534	12,804
Structured reinsurance	16,353	11,397	57,597	32,099
Trade credit	9,818	5,835	32,557	22,024

	55,952	36,141	186,633	106,455

Loss ratio	27.6%	27.9%	26.2%	27.2%
Expense ratio	26.3%	40.8%	33.0%	40.8%

	53.9%	68.7%	59.2%	68.0%

Refundings included in earned premium	2,979	1,912	7,823	6,736

	December 31 2002	December 31 2001

Capital and surplus	581,185	322,223
Contingency reserve	319,648	345,531

Qualified statutory capital	900,833	667,754

Unearned premium reserve	604,942	496,860
Loss and loss expense reserve	84,096	65,753

Total policyholders’ reserves	1,589,871	1,230,367

Present value of installment premiums	400,140	254,035
Reinsurance and soft capital facilities	165,000	155,000

Total claims paying resources	2,155,011	1,639,402

Net debt service outstanding	104,755,801	97,939,660

Capital leverage ratio (1)	116	147
Claims paying leverage ratio (2)	49	60

(1)	Net debt service outstanding divided by qualified statutory capital
(2)	Net debt service outstanding divided bytotal claims paying resources

Radian Group Inc.

Mortgage Insurance Supplemental Information

For the Quarter and Year Ended and as of December 31, 2002

	Quarter Ended December 31		Year Ended December 31
	2002	2001	2002	2001
	(Thousands of dollars, except ratios)
New insurance written-flow ($millions)	10,284	9,621	36,946	36,098
New insurance written-structured ($millions)	4,985	3,438	11,821	8,656
Total primary new insurance written	15,269	13,059	48,767	44,754
Primary risk written ($millions)	3,728	3,197	12,063	10,975
Pool risk written ($millions)	25	140	174	255
Direct claims paid ($thousands)
Prime	23,995	18,579	89,095	64,155
Non-prime:
Alt A	8,547	2,296	27,281	5,883
A Minus and below	11,283	5,339	32,114	19,083
Seconds	3,705	5,442	16,502	8,570

Total	47,530	31,656	164,992	97,691

Statutory loss ratio	36.5%	28.3%	30.4%	30.2%
Statutory expense ratio	24.9%	20.5%	22.5%	20.4%

	61.4%	48.8%	52.9%	50.6%

Persistency (twelve months ended December 31)	57.0%	63.3%

Percentage of primary new insurance written:
Monthlies	81%	98%	92%	96%
Refinances	50%	44%	41%	40%
95% LTV and above	34%	37%	38%	38%
ARMs	24%	26%	21%	20%

	December 31 2002	December 31 2001
Direct primary insurance in force ($millions)	110,273	107,918
Direct primary risk in force ($millions)	26,273	26,004
GSE pool risk in force ($millions)	1,218	1,222
Total pool risk in force ($millions)	1,732	1,571

Primary insurance:
Prime
Number of insured loans	698,910	752,519
Number of loans in default	21,483	23,312
Percentage of loans in default	3.07%	3.10%
Non-prime
Alt A
Number of insured loans	102,839	59,778
Number of loans in default	5,300	2,666
Percentage of loans in default	5.15%	4.46%

A Minus and below
Number of insured loans	79,871	79,396
Number of loans in default	9,005	5,038
Percentage of loans in default	11.27%	6.35%

Total prime and non-prime
Number of insured loans	881,620	891,693
Number of loans in default	35,788	31,016
Percentage of loans in default	4.06%	3.48%

Pool insurance:
Number of insured loans	593,405	869,226
Number of loans in default	6,554	8,213
Percentage of loans in default	1.10%	0.94%
Risk to capital ratio	11.5:1	14.1:1